UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMARTMETRIC, INC.
(Name of small business issuer in its charter)

Nevada	334610	05-0543557

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

67 Wall Street, 22nd Floor, New York, New York 10005 (212) 859-5007
(Address and telephone number of principal executive offices)

67 Wall Street, 22nd Floor, New York, New York 10005 (212) 859-5007
(Address of Principal place of business or intended principal Place of business)

Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, NY 10005 (212) 344-1600
(Name, address, and telephone number of agent for service)

Copies to:

Andrea I. Weinstein, Esq.
Schonfeld & Weinstein, L.L.P.
80 Wall Street, Suite 815
New York, New York 10005
Phone: (212) 344-1600
Fax: (212) 480-0717

Approximate date of proposed sale to the public as soon as practicable after the effective date of this Registration Statement and Prospectus.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, (the "Securities Act") or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount Being Registered	Proposed Maximum offering Price per share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Aggregate Fee
Common Stock	4,000,000	$1.50	$6,000,000.00	$ 760.20
Common Stock by selling shareholders	11,560,257	$1.50	$17,340,385	$2,197.03
Total	15,560,257	$1.50	$23,340,385	$2,957.23

(1)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457.

Cross Reference Sheet
Showing the Location In Prospectus of
Information Required by Items of Form SB-2

Part I. Information Required in Prospectus

Item No.	Required Item	Location or Caption

1.	Front of Registration Statement	Front of Registration
	and Outside Front Cover of	Statement and outside
	Prospectus	front cover of Prospectus

2.	Inside Front and Outside Back	Inside Front Cover Page
	Cover Pages of Prospectus	of Prospectus and Outside
Front cover Page of Prospectus

3.	Summary Information and Risk	Prospectus Summary;
	Factors	High Risk Factors

4.	Use of Proceeds	Use of Proceeds

5.	Determination of Offering	Prospectus Summary -
	Price	Determination of Offering
Price; Risk Factors

6.	Dilution	Dilution

7.	Selling Security Holders	Selling Security Holders

8.	Plan of Distribution	Plan of Distribution

9.	Legal Proceedings	Legal Proceedings

10.	Directors, Executive Officers,	Management
Promoters and Control Persons

11.	Security Ownership of Certain	Principal Shareholders
Beneficial Owners and Management

12.	Description of Securities	Description of Securities

13.	Interest of Named Experts and	Legal Opinions; Experts;
Counsel

14.	Disclosure of Commission Position	Statement as to
	on Indemnification for Securities	Indemnification
Act Liabilities

15.	Organization Within Last	Business
Five Years

16.	Description of Business	Business

17.	Management's Discussion and	Management's Discussion and
	Analysis or Plan of	Analysis of Financial Condition
Operation

18.	Description of Property	Not Applicable

19.	Certain Relationships and Related	Certain Transactions
Transactions

20.	Market for Common Stock and	Prospectus Summary
Related Stockholder Matters

21.	Executive Compensation	Executive Compensation

22.	Financial Statements	Financial Statements

PROSPECTUS

SMARTMETRIC, INC.
(a Nevada corporation)

SmartMetric is offering for sale a minimum of 500,000 shares, par value $.001 (the “Minimum Offering”) and a maximum of 4,000,000 shares (the “Maximum Offering”) of common stock of SmartMetric, Inc., a Nevada corporation (“SmartMetric”) at a $1.50 per share. The shares shall be sold exclusively by SmartMetric in a self-underwritten offering on an all or none basis for a period of ninety (90) days and may be extended for an additional ninety (90) days at SmartMetric’s option, however SmartMetric reserves the right to retain registered broker-dealers for this offering. If the Minimum Offering has not been sold within the first ninety days, the offering may be extended an additional ninety days. The securities offered are not listed on any securities exchange or on the Nasdaq stock market.

This offering also relates to 11,560,257 shares being offered by selling shareholders. Selling shareholders will sell at a fixed price of $1.50 per share until our common stock is quoted on the OTC-BB, after which they will sell their common stock at prevailing market rates or privately negotiated prices.

Per Share	Price to the Public	Minimum offering Proceeds to SmartMetric	Maximum Offering Proceeds to SmartMetric
	$1.50	$750,000	$6,000,000
Less underwriting discount and commission	$ .15	$ 75,000	$ 600,000
Proceeds to SmartMetric Before offering costs	$1.35	$675,000	$5,400,000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE ____ IN THIS PROSPECTUS.

The date of this Prospectus is __________________.

This offering will terminate on ____________, but may be extended for an additional ninety (90) days at SmartMetric’s option

TABLE OF CONTENTS

                                   Page #

PROSPECTUS SUMMARY

RISK FACTORS

USE OF PROCEEDS

CAPITALIZATION

DILUTION

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION

BUSINESS

MANAGEMENT

PRINCIPAL SHAREHOLDERS

DESCRIPTION OF SECURITIES

SHARES ELIGIBLE FOR FUTURE SALE

SELLING SHAREHOLDERS

CERTAIN TRANSACTIONS

LEGAL MATTERS
EXPERTS

SMARTMETRIC, INC. FINANCIAL STATEMENTS

PROSPECTUS SUMMARY

The following is a summary of certain information contained in this prospectus and is qualified by the more detailed information and consolidated financial statements (including notes thereto) appearing elsewhere in this prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors". Unless otherwise indicated, the capital structure, the number of shares outstanding and the per share data and information in this Prospectus have been adjusted to give effect to the merger described herein.

SmartMetric, Inc.

SmartMetric was incorporated pursuant to the laws of Nevada on December 18, 2002. SmartMetric is a development stage company engaged in the technology industry. SmartMetric has a license to utilize proprietary technology to manufacture and sell a fingerprint sensor activated card with a finger sensor on the board card, itself. The SmartMetric Smart Card is a credit card size plastic card embedded with an integrated circuit chip and biometric fingerprint sensor, which provides identification of the user. It can also be used to store information. This card may be referred to as a “biometric card” or the SmartMetric “Smart Card.” There is a patent pending for the SmartMetric Smart Card. The technology and use covered by this patent pending has been licensed to SmartMetric. The company intends to begin to outsource the manufacturing of its Smart Cards with the proceeds of this offering.

On October 30, 2003, SmartMetric entered into an agreement with Information Spectrum, Inc., a corporation located in Annandale, Virginia. Information Spectrum, Inc. shall hereinafter be referred to as ISI. Pursuant to this agreement, ISI shall market SmartMetric Smart Cards and a Smart Card reading device. Neither prices, nor division of expenses or profits has been determined; before submitting each proposal to the prospective purchaser SmartMetric and ISI shall enter into a separate agreement defining the parties’ respective rights and obligations concerning that particular opportunity.

The executive offices of SmartMetric are located at 67 Wall Street, 27th Floor, New York, New York 10005. The telephone number is (212) 859-5007.

Our Strategy

SmartMetric seeks to position itself as a producer of various identity cards utilizing its licensed technology and providing such cards to government agencies, corporations and organizations interested in identification cards.

Plan of Distribution

We are offering our common stock on a “best efforts all or nothing” basis as to the first 500,000 shares and on a best effort basis as to an additional 3,500,000 shares. This is a self-underwritten offering; we do not have agreements with any underwriters for the sale of our common stock, although we may enter into such agreements at a later date.

The Offering

SmartMetric is offering a minimum of 500,000 shares and a maximum of 4,000,000 shares of common stock at $1.50 per share. The shares shall be sold by SmartMetric’s officers and directors, although the Company may decide to engage the service of a registered broker-dealer.

Certain selling shareholders are offering 11,560,257 shares of common stock at $1.50 per share.

There are currently 58,560,257 shares of common stock outstanding of which 50,000,000 are Class A common stock. Class A common stock is identical in all respects to the other, undesignated class of common stock. Unless otherwise indicated, both the Class A common stock and the common stock shall collectively be referred to as “common stock.” There will be 59,060,257 shares outstanding if the minimum offering is sold and 62,560,257 shares if the maximum offering is sold.

Risk Factors

The securities offered hereby are highly speculative and involve a high degree of risk. Carefully review and consider the factors set forth under “Risk Factors” as well as all other information contained herein.

Use of Proceeds

The net proceeds from this offering before offering cost, estimated to be $675,000 in the minimum offering and $5,400,000 in the maximum offering, will be used to complete a smartcard prototype, to contract with a third party to begin manufacturing our Smartcards, for marketing and working capital.

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk. Prospective investors should carefully consider, together with the other information appearing in this prospectus, the following factors, among others, in evaluating SmartMetric and its business before investing in SmartMetric.

SmartMetric will rely on key existing and future personnel, the loss of whom could negatively impact our ability to conduce a successful business.

SmartMetric's success will depend to a large degree upon the efforts and abilities of its officers and key management employees, particularly Colin Hendrick, Chief Executive Officer, President and Chairman of the Board. The loss of the services of Mr. Hendrick could have a material adverse effect on SmartMetric's business prospects and potential earning capacity. SmartMetric has entered into a one year employment agreement with Mr. Hendrick, after which Mr. Hendrick may choose not to continue his employment with SmartMetric. SmartMetric currently has no key person life insurance on Mr. Hendrick. SmartMetric will need to continue to recruit and retain additional members of senior management to manage anticipated growth, but there can be no assurance that SmartMetric will be able to recruit or retain additional members of senior management on terms suitable to SmartMetric.

We have had no sales revenues to date and we may not become profitable in the near future, if at all, which means your stock may decrease in value.

SmartMetric was incorporated on December 18, 2002. We have no sales revenues to date, and although we plan to use the proceeds of this offering to engage in marketing and production of our Smart cards, including the purchase of a manufacturing facility, there is no guarantee that such efforts will be successful.

Even if we are successful in developing our business and gaining market acceptance, there can be no assurance as to our becoming profitable. Further, there is no guarantee that we will be able to successfully manufacture our biometric card or that it will gain market acceptance.

We expect to incur significant start up costs, which could delay the commencement of our operations.

SmartMetric expects to incur significant start-up costs in connection with manufacturing and marketing the SmartMetric biometric card. As of June 30, 2004, we had a net loss of $35,978 and we anticipate that we will incur additional losses in the future. The extent of these losses will be dependent, in part, on our ability to successfully market our products to technology, and purchase and set up a manufacturing facility. In the event start up costs exceed our expectations, we may have to raise additional funds which could delay the commencement of our operations.

Current SmartMetric shareholders, including our president and chief executive officer, will own a majority of the shares after the offering and as a result, will still control the Company.

After the minimum offering, the current shareholders of SmartMetric will control the vote of 99.1% of SmartMetric's issued and outstanding common shares and after the maximum offering, current shareholders will control 93.6% of SmartMetric’s issued and outstanding shares. As a result, the former SmartMetric shareholders will have the ability to control the outcome of substantially all issues submitted to shareholders.

An investment in SmartMetric stock will result in an immediate substantial dilution of investors' investments.

The holders of the restricted common shares of SmartMetric have acquired their interest in SmartMetric at an average cost per share which was significantly less than that which the public investors paid for their securities. Consequently, the public investors’ investment will be immediately diluted. Further, the public investor’s will bear the majority of the risk of any loss that may be incurred in SmartMetric's operations.

There is no public market for our securities and investors may be unable to sell their shares, which could result in the loss of their investments.

To date, there is no public trading market for our common stock. If such a market does develop, the price of SmartMetric’s common stock may be volatile. Thus, investors run the risk that they will never be able to sell their shares or, if they are able to sell them, the price may be lower than the initial purchase price. No potential market makers have been solicited by SmartMetric. There can be no assurances that any broker will ever agree to make a market in SmartMetric’s securities.

We will need additional financing which could dilute the interests of current shareholders.

If we raise less than the maximum offering, we expect to seek an additional $1,000,000 within 12 to 24 months after completion of this offering. Such financing could take the form of bank financing or other debt or equity securities in public or private financing. Any such financing could dilute the interest of current shareholders. There can be no assurance that any such additional financing will be available or, if it is available, that it will be in such amounts and on the terms as will be satisfactory to SmartMetric.

We will face intense competition from better-known and/or better-funded companies which could result in our failure to realize lower than expected sales revenues.

The market for companies involved in security technology is fragmented and highly competitive, and competition is increasing substantially. SmartMetric will be competing with other technology companies both regionally, nationally and internationally. Other competitors, some of which may have greater financial and other resources than SmartMetric, may also enter the markets in which SmartMetric currently operates or intends to expand. There can be no assurance that SmartMetric will be able to compete successfully against these competitors.

We will be depending on qualified personnel and key individuals, none of whom have worked with publicly traded companies before.

None of our officers or directors has any experience working with publicly traded companies. SmartMetric cannot assure shareholders of the qualifications of its officers and directors to run a publicly owned company. Their inability to successfully manage SmartMetric’s business and the responsibilities of a publicly traded company could adversely affect our ability to obtain a large customer base and our profitability.

Our business model is based on a product for which we have not yet produced a prototype.

Our business plan revolves around sales of the SmartMetric Smart Card which we believe will permit identity and transaction control verification and which, through its fingerprint sensor, we believe will facilitate instant authorization verification. We have licensed patent-pending technology for this purpose. However, we have yet to produce a prototype of this Smart card and there is no guarantee that such prototype will be produced or, if it is, that it will function as expected. In the event it does not, we will have to invest additional funds into research and development.

USE OF PROCEEDS

The gross proceeds of SmartMetric’s minimum offering will be $750,000 and its gross proceeds of maximum offering will be $6,000,000. The following table sets forth management’s proposed use of proceeds. However, the Company retains the right to apply these proceeds in any manner in which it sees fit:

Application of Proceeds	Minimum Offering	Maximum Offering

Complete Prototype of Smartcard	$100,000	$ 100,000
Outsource Production of Smartcards	$200,000	$2,400,000
Marketing	$ 50,000	$1,650,000
Officer’s salary	$ 30,000	$ 100,000
Working capital	$147,043	$1,002,043
Underwriting commission and other offering costs	$222,957	$ 747,957
Total	$750,000	$6,000,000

CAPITALIZATION

The following table sets forth the capitalization at June 30, 2004. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

June 30, 2004

Long-term debt	$0

Stockholders' equity:
Common stock (including Class A	$ 58,560
common stock), $.001 par value;
Authorized 95,000,000 shares,
Issued and outstanding 58,560,257 shares;

Preferred stock, $.001 par value	$0
Authorized 5,000,000 shares
Issued and outstanding 0 shares

Additional paid-in capital	$ 77,042

Accumulated deficit	($36,038)

Total stockholders' equity	$99,564

Total capitalization	$99,564

DILUTION

At June 30, 2004, SmartMetric had a net tangible book value of $46,644 or approximately ($.0008) per share of common stock. Net tangible book value per share is equal to SmartMetric's tangible assets less its total liabilities, divided by the number of shares of common stock outstanding on such date.

If we sell only the Minimum Offering under this Prospectus at the offering price of $1.50 per share, after deducting underwriting commissions and estimate unpaid costs of this offering, our proforma net tangible book value as of June 30, 2004 would be $626,187 or $.0106 per share of common stock based on the 59,060,257 shares that would be outstanding. This represents an immediate increase in the net tangible book value per share to our existing shareholders of $.0098 per share and an immediate dilution of $1.4894 per share to those who purchase shares in this offering.

If we sell the Maximum Offering under this Prospectus, our proforma net tangible book value as of June 30, 2004 would be $5,351,187 or $.0855 per share of common stock based on the 62,560,257 shares that would be outstanding. This represents an immediate increase in the net tangible book value per share to our existing shareholders of $.0847 per share and an immediate dilution of $1.4153 per share to those who purchase shares in this offering.

The following illustrates the per share dilution to new investors based on certain assumed numbers of shares sold in this offering:

	Minimum Shares Sold	Maximum Shares Sold
Public offering price per share	$1.5000	$1.5000
Net tangible book value per share before offering	$ .0008	$ .0008
Increase per share attributable to new investors in this offering	$ .0098	$ .0847
Net tangible book value per share after offering	$ .0106	$ .0855
Dilution per share to new investors	$1.4894	$1.4153

The following table sets forth the difference between the price paid by our existing shareholders and the price to be paid by new investors in this offering based on certain assumed numbers of shares sold in this offering.

Minimum Shares Sold	Shares Purchased Number	% of Class	Total Consideration	% of Total Consideration	Average Price Per Shares
Existing Shareholders	58,560,257	99.15%	$135,602	15.31%	$.002
New Investors Minimum	500,000	.85%	$750,000	84.69%	$1.50
Total	59,060,257	100%	$885,602	100%	$.015

Maximum Shares Sold	Shares Purchased Number	% of Class	Total Consideration	% of Total Consideration	Average Price Per Shares
Existing Shareholders	58,560,257	93.61%	$135,602	2.21%	$.002
New Investor Maximum	4,000,000	6.39%	$6,000,000	97.79%	$1.50
Total	62,560,257	100%	$6,135,602	100%	$.098

PLAN OF DISTRIBUTION
SmartMetric is offering the right to subscribe to up to 4,000,000 shares of common stock at $1.50 per share.

SmartMetric proposes to offer the shares directly on a "best efforts, all or none basis" as to the first 500,000 shares and a best efforts basis as to the remaining 3,500,000 shares. While SmartMetric reserves the right to sell its securities through registered broker-dealers, it has no commitments to do so. In the event registered broker-dealer are engaged SmartMetric contemplates paying a commission of 10% of securities sold by such broker-dealers.

As of the date of this prospectus, no broker has been retained by the company in connection with the sale of securities being offered hereby. In the event a broker who may be deemed an underwriter is retained by SmartMetric, an amendment to SmartMetric's registration statement will be filed with the Securities and Exchange Commission.

There is no minimum or maximum purchase requirement. Subscription proceeds received by SmartMetric shall be placed in an escrow account with NorthFork Bank until the minimum offering is achieved, after which proceeds shall be released directly to SmartMetric. If the minimum offering is not sold by the end of the offering period, or extended offering period if so extended, all escrowed proceeds shall be returned to investors.

SUMMARY FINANCIAL INFORMATION

The following is a summary of our Financial Information for the year ended June 30, 2004, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition" and the Financial Statement including the notes thereto included in this prospectus.

YEAR ENDED
JUNE 30, 2004
Statement of Operation Data:

Total revenues…………………..	$0
Net income (loss)……………….	$(35,978)
Net income (loss) per share…….	$(0.00)
Weighted average number of
Common stock outstanding…….	58,560,257

	JUNE 30, 2004
		MINIMUM	MAXIMUM
	ACTUAL	PRO-FORMA	PRO-FORMA

Balance Sheet Data:

Working capital…………………	$ 46,644	$626,187	$5,351,187
Cash and cash equivalents………………………	$ 64,142	$643,685	$5,368,685
Total assets……………………..	$152,664	$679,707	$5,404,707

Total liabilities………………….	$ 53,100	$ 53,100	$ 53,100

Shareholders' equity…………….	$ 99,564	$626, 607	$5,351,607

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

SmartMetric was incorporated in the State of Nevada on December 18, 2002 to serve as a developer of identity management products. SmartMetric has been engaged in research and development of a biometric security solution, which can authenticate the identity of an individual in a self-contained credit card-sized device. SmartMetric refers to this device as a “biometric card” or a “Smart Card.” SmartMetric’s CEO, Colin Hendrick, has several patents pending for this biometric card. A company controlled by Mr. Hendrick has granted SmartMetric a license to use, market and distribute this patent-pending technology.

The following presentation of management's discussion and analysis of SmartMetric's financial condition should be read in conjunction with SmartMetric's financial statements and notes thereto, as well as other financial information contained in this prospectus.

Overview

Incorporated in 2002, SmartMetric and its founder and CEO, Colin Hendrick, have been engaged in research and development of a biometric security solution which would authenticate the identity of a person in a self-contained credit card-sized device. Based on its prototype, SmartMetric’s biometric card shall use an on-board finger print sensor which is imbedded in the card along with an integrated circuit chip which will provide one gigabyte of memory capacity. SmartMetric has not yet begun to manufacture Smart Cards utilizing its licensed technology. To date, SmartMetric has had no sales revenues.

SmartMetric’s CEO, Colin Hendrick, applied for a patent for this biometric card technology connecting Smart Cards to networks, and providing secure access for such connections. In June 2004, Mr. Hendrick transferred this technology to Applied Cryptography, Inc., a Nevada corporation, he owns and controls. On August 1, 2004, Applied Cryptography entered into a license agreement with SmartMetric pursuant to which Applied Cryptography agreed to license this technology to SmartMetric in perpetuity in exchange for a royalty payment.

We had $0 sales revenue for the year ended June 30, 2004, with a net loss of $35,978.

In October 2003, we sold 50,000,000 shares of common stock to the President of SmatMetric at $.001 per share for a total of $50,000. From November 2003 to June 30, 2004, SmartMetric sold 8,560,257 shares of common stock to the President of the corporation, Colin Hendrick, at $.01 per share for a total of $85,602.57. In August 2004, Mr. Hendrick transferred these shares to approximately 600 shareholders for no consideration. All shares are restricted from resale.

SmartMetric believes its current sources of credit and liquidity, including funds raised in its private placement are insufficient to commerce operations, and that, in the event we raise less than the maximum offering, we may have to raise additional capital within the next twelve to twenty-four months. A key element of SmartMetric's growth strategy is raising adequate funding to begin to outsource the manufacture of its biometric card. SmartMetric believes it will not be able to commerce production of its biometric card without additional financing. Such financing may be in the form of debt or equity. Currently, SmartMetric has no material commitments for capital expenditures.

SmartMetric does not believe its business is seasonal in any way.

On October 30, 2003, we entered into an agreement with Information Spectrum, Inc. Pursuant to this agreement, ISI will seek to market our Smartcards. Once ISI begins such marketing efforts and is able to find companies and/or government agencies to purchase our Smartcards, we will contract with a manufacturer to produce the required number of Smartcards. While we have located several manufacturing facilities, we have not entered into agreements with any of them. There is no guarantee that ISI will locate companies or agencies that are interested in purchasing our Smartcards, or that we will be able to negotiate a manufacturing agreement on terms acceptable to SmartMetric.

	Period December 18, 2002, to June 30	Year ended June 30

	2003	2004

Net sales	$ 0	$ 0

Cost of sales	$ 0	$ 0
Selling, general,
and administrative expenses	$60	$35,978

Income (loss) from operations	$(60)	$(35,978)

Net sales for the year ended June 30, 2004 were $0. Administrative expenses for the year ended June 30, 2004 were $6,643. SmartMetric expended $29,335 in research and development for the year ended June 30, 2004.

Net loss was $35,978 in the year ending June 30, 2004.

BUSINESS

General

SmartMetric was incorporated pursuant to the laws of the State of Nevada on December 18, 2002.

SmartMetric’s Chief Executive Officer, Colin Hendrick, has created the SmartMetric “Biometric Card,” a credit card-sized device which utilizes a finger print sensor to authenticate a person’s identity. The embedded sensor takes the image of the person’s fingerprint and matches it with a fingerprint stored on the card. Mr. Hendrick has applied for a United States and International patent with regard to the Biometric card and the technology contained therein. Both patents are pending. Mr. Hendrick transferred the patent pending to Applied Cryptography, Inc., a Nevada corporation, owned by Mr. Hendrick in June 2004. On August 1, 2004, Applied Cryptography, Inc. entered into a license agreement with SmartMetric pursuant to which SmartMetric has the right to use, manufacture and sell products utilizing the patented technology in perpetuity.

As of June 30, 2004, SmartMetric had total stockholders' equity of $99,564, and cash of $64,142. Management of SmartMetric believes that in the event SmartMetric raises less than the maximum offering, SmartMetric will have to generate additional resources to enable it to continue with research and development and to commence operations. SmartMetric would then have to obtain additional working capital from other sources, including creditors and investors.

The SmartMetric Biometric Card

SmartMetric has designed a biometric card utilizing patented technology licensed to the company. A portion of the proceeds from this offering will be applied to building a prototype of this biometric card.

SmartMetric believes that its biometric card will have several functions:

  The fingerprint sensor will facilitate instant authorization verification;
  In card biometric measurement storage will safeguard personal information;
  In card biometric storage will permit access, identity and transaction control verification;
  Instant identity verification will be secure since such information is contained in the card and not in centralized database.
    The Smart card has been designed to contain two on-card processors and 1 gigabyte of memory. SmartMetric believes this will enable the card to store the full image of a fingerprint and a database capable of storing information such as medical records, financial or banking records or human resource card. SmartMetric believes its Smart Card may be used as a credit card, building access card or computer access card.

The SmartMetric Smart Card, because it contains information unique to the individual user, will be useless in the hands of others. Unlike a picture-based identification system, the SmartMetric biometric card has been designed to operate exclusively with the registered user. And unlike biometric security systems where the biometric information is stored at a central computer facility, the Company believes that confirmation of identify with the SmartMetric system may not be interrupted during the verification process or while it is stored at the remote location since the biometric information is embedded in the card, itself, in a memory chip protected by encryption. The fingerprint sensor built into the card has been designed to activate the card. Without a match with the encrypted fingerprint already stored on the card, the Smart card will not operate.

SmartMetric believes its Smart Card may be used for a variety of security applications such as airport employed access and identity, building access and identity, computer network access, drivers licenses, passports and check cashing identity verification.

Fingerprint Sensor

The fingerprint sensor designed by Colin Hendrick, CEO of SmartMetric, and licensed to SmartMetric is known as the “Metric 60” fingerprint sensor. The Metric 60 allows for both wet and dry fingerprints to be recognized or authenticated. It is also pressure sensitive.

The SmartMetric biometric card has been designed to utilize a patented rechargeable, lithium polymer battery. Because this battery is available in a variety of shapes and sizes, SmartMetric can design its cards in similar variety of shapes. By utilizing this lithium polymer battery, the Smart Card can be as thin as .45mm in width.
The SmartMetric card has passed the ISO 7816 Flex requirements and will not break or crack when bent or flexed. The prototype card has been designed to meet UL requirements for crush test, drop test and nail test. It has been designed to operate in a wide range of temperatures.

The Smart Card has been designed to offer the option of a built-in radio frequency fingerprint transmitter for contactless entry and identity verification.

Marketing Agreement

On October 30, 2003, SmartMetric entered into an agreement with Information Spectrum, Inc., a company located in Annandale, Virginia. Information Spectrum, Inc. shall be referred to as ISI. Pursuant to this agreement, ISI shall seek to market SmartMetric’s Smart Card technology by actively seeking customers interested in purchasing, credential cards which incorporate SmartMetric’s patented Smart Card technology. Prior to ISI offering SmartMetric products by submitting a formal proposal, ISI and SmartMetric shall enter into a “Teaming Agreement” which will define each party’s rights and obligations concerning that particular sales opportunity. Every proposal will require its own Teaming Agreement.

Pursuant to this Agreement, ISI is the exclusive reseller of SmartMetric products to agencies of the United States government and the Government of Canada. In addition, ISI has the right of first refusal for other marketing, sales or re-sales opportunities for customers other than the United States or Canadian governments.

The terms of this agreement is two years and may be extended upon mutual agreement of the parties.

The Security Technology Industry
Biometrics

Biometric technologies identify users by electronically capturing a specific biological or behavioral characteristic of that individual, such as a fingerprint or voice or facial feature, and creating a unique digital identifier from that characteristic. Because this process relies on largely unalterable human characteristics, positive identification can be achieved independent of any information possessed by the individual seeking authorization.

The process of identity authentication typically requires that a person present for comparison one or more of the following factors:
  Something known such as a password, PIN or mother’s maiden name;
  Something carried such as a token, card, or key; or
  Something physical such as fingerprint, voice pattern, signature motion,   facial shape or other biological or behavioral characteristic.
Comparison of biological and behavioral characteristics has historically been the most reliable and accurate of the three factors, but has also been the most difficult and costly to implement into a single product that can automatically verify the identity of a user accessing a computer network or the Internet. However, recent advances in biometric collection technologies (both biometric hardware products and their associated processing software) have increased the speed and accuracy and reduced the cost of implementing biometrics in commercial environments. Management believes that individuals, Web site operators, government organizations, and businesses will increasingly use this method of identity authentication.

Biometrics refers to the automatic identification of a person based on his/her physiological or behavioral characteristics. This method of identification is preferred over traditional methods involving passwords and personal identification numbers (“PINs”)   for various reasons: (i) the person to be identified is required to be physically present at the point of identification to be identification; (ii) identification based on biometric techniques obviates the need to remember a password or carry a token. By replacing PINs, biometric techniques can potentially prevent unauthorized access to or fraudulent use of cellular phones, smart cards, desktop PCs, workstations and computer networks. It can be used during transactions conducted via telephone and Internet (e-commerce and e-banking). In automobiles, biometrics could replace keys-less entry devices.

PINs and passwords may be forgotten, and token-based methods of identification, e.g., passports and driver’s licenses, may be forged, stolen or lost. Various types of biometric systems are being used for real-time identification, with the most popular based on face recognition and fingerprint matching. Other biometric systems utilize iris and retinal scanning, speech, facial thermograms and hand geometry.

A biometric system is essentially a pattern recognition system, which makes a personal identification by determining the authenticity of a specific physiological or behavioral characteristic possessed by the user. An important issue in designing a practical system is to determine how an individual is identified.

There are two different ways to resolve a person’s identity: verification and identification. Verification (Am I whom I claim I am?) involves confirming or denying a person’s claimed identity. In identification, one has to establish a person’s identity (Who am I?).

The SmartMetric Smart Card

The SmartMetric biometric smart card, an intelligent cryptographic platform, is a credit-card sized plastic card embedded with an integrated circuit chip and biometric fingerprint sensor. It has been designed to provide not only memory capacity, but also computational capability along with secure non-refutable identification of the user. We believe that the self-containment of SmartMetric’s Smart Card will make it resistant to attack, as it will not need to depend upon potentially vulnerable external resources. Because of this characteristic, we expect that the SmartMetric Smart Card may be used in different applications which require strong security protection and authentication.

The physical structure of a smart card is specified by the International Standards Organization (“ISO”) 7810, 7816/1 and 7816/2. Generally, it is made up of three elements. The plastic card is the most basic one and has the dimensions of 85.60mm x 53.98 x 0.80mm. A printed circuit and an integrated circuit chip are embedded on the card.

In the SmartMetric Smart card the printed circuit conforms to ISO standard 7816/3 which provides five connection points for power and data. It will be hermetically fixed in the recess provided for the card and will be burned onto the circuit chip, filled with a conductive material and sealed with contracts protruding. The printed circuit will protect the circuit chip from mechanical stress and static electricity. Communication with the chip will be accomplished through contacts that overlay the printed circuit. The integrated circuit chip defines the capability of a smart chip. Typically, an integrated circuit chip consists of a microprocessor, read only memory (ROM), non-static random access memory and electrically erasable programmable read only memory which will retain its state when the power is removed. The current circuit chip is made from silicon, which is not flexible and particularly easy to break. In order to avoid breakage when the card is bent, the chip is restricted to only a few millimeters in size.

Furthermore, the physical interface which allows data exchange between the integrated circuit chip and the card acceptor device will be limited to 9600 bits per second. The communication line is intended to be a bi-directional serial transmission line, which conforms to ISO standard 7816/3. All the data exchanges will be under the control of the central processing unit in the integrated circuit chip. Card commands and input data will be sent to the chip that responds with status words and output data upon the receipt of these commands and data. Information will be sent in half duplex mode (transmission of data is in one direction at a time). This protocol, together with the restriction of the bit rate, is designed to prevent massive data attack on the card.

In general, the size, the thickness and bend requirements for the smart card were designed to protect the card from being spoiled physically. However, this also limits the memory and processing resources that may be placed on the card. In the past, industry participants have encountered particular difficulty in attempting to integrate high memory chips and finger sensor technology that will withstand both the size constraints and physical daily usage such as bending in a user’s wallet sitting in his back pocket. We believe SmartMetric has met and overcome the physical demands of the credit card to produce what is a powerful on-card computer processor with state-of-the-art biometric technology.

The Patents

Applied Cryptography, Inc., a company owned and controlled by Colin Hendrick, President and CEO of SmartMetric, owns a patent pending for a Smart Card process. This patent pending has been licensed to SmartMetric.

The patent asserts claims to the following processes:

  A system for managing digital rights of digital content over a network.
  A data card contains user information including digital rights information specific to a users, the data card having memory component for enabling information to be stored within the data card.
  A data card reader is adapted to access the user information contained on the data card when the data card is in communication with a card reading device.
  A data processor in communication with the data card reader is adapted to be connected to the network.
  An application program resides on the memory component of the data card, the application program being configured to operate in conjunction with a universal language for creating and controlling digital rights, to manage user rights of the digital content available on the network based on the digital rights information specific to the user which is contained on the data card.
License Agreements

On August 1, 2004, SmartMetric entered into a license agreement with Applied Cryptography, Inc., a Nevada corporation which is owner of certain technology for which a patent was issued from the United States and is pending in Australia. Pursuant to the license agreement, SmartMetric has the right to make use of this technology for the purpose of developing software and systems to be used by SmartMetric to provide certain applications including any or all of the following: 1) secure transactions over the Internet from home and office computers; 2) an automatic method for connecting to remote computers; 3) a method of developing targeted advertising to home and/or office computers; 4) identity verification and access control as provided for in the patent. Colin Hendrick, President, Chief Executive Officer and Chairman of the Board of Directors of SmartMetric, is the sole officer and shareholder of Applied Cryptography, Inc.

Pursuant to this license agreement, Applied Cryptography, Inc. will receive 2% of all revenues generated by SmartMetric on products which utilize this patented technology. The license fee will be paid on a quarterly basis based on revenues received during that quarter. The license fee shall be due within 45 days of the end of each quarter. In the event no revenues were generated through the use of any of the licensed patents during a given quarter, no money shall be owed Applied Cryptography, Inc. for such quarter. Late license fees shall accrue interest at a rate of 2% per quarter. Applied Cryptography, Inc. may rescind the license agreement and reclaim all rights and interest in the patents if certain events, such as SmartMetric’s filing for bankruptcy protection or reorganization, occur.

This license agreement will remain in effect for the lives of the patent. SmartMetric may utilize their patented technological applications anywhere in the world without limitation.

Competition

SmartMetric is a company involved in identity management. This industry is dominated by several large international corporations such as BioNetrix, Keyware, Genplus and Precise Biometrics, all of which manufacture and/or distribute and market identity management products. These companies and may others are more established than SmartMetric, which will put it at a competitive disadvantage. SmartMetric will be competing with these as well as smaller and mid-size identity management manufactures, distributors, and developers.

Facilities

The Company currently uses office space provided by its president at no cost to the Company. It is anticipated that the Company will start paying rent for this space following the successful completion of the Public Offering.

Legal Proceedings

Neither SmartMetric, nor any of its officers, directors or controlling shareholders are parties to any current litigation or aware of any threatened litigation against them.

Employees

SmartMetric currently has 1 full time employee; Colin Hendrick. Mr. Hendrick does not belong to any unions.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information regarding the directors and executive officers of SmartMetric.

Set forth below is information regarding the officers and directors of SmartMetric:

Name	Age	Position with the Company

Colin Hendrick 314 Brooklyn Avenue Brooklyn, New York 11213	48	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board
Peter Sleep 3 Bernadette Court East Doncaster, Victoria Australia	59	Secretary, and Director
Joseph Katzman 790 Montgomery Street Brooklyn, New York 11213	47	Director

BIOGRAPHY
COLLIN HENDRICK, has been President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of SmartMetric since the Company’s inception in 2002. He has served as President and CEO of Smart Micro Chip, Inc., an Australian corporation from 2000 to 2002. From 1999 to 2001, Mr. Hendrick was President and Chief Executive Officer of Smarticom Inc. and Fast Econ, Inc., Australian corporations. From 1994 to 1998, Mr. Hendrick served as executive officer of Applied Computing Science (Australia), an Australian company involved in e-commerce systems, research and development. Mr. Hendrick attended Dandenong College in Australia.

PETER SLEEP, has been Secretary and a director of SmartMetric since January 2003. From November 1996 to January 2003, Mr. Sleep was Vice President of Smart MicroChip, Inc., an Australian corporation. Mr. Sleep attended Brunswick Technology School and Footscray College, both located in Australia.

JOSEPH KATZMAN, has been a director of SmartMetric since January 2003. Since 1993, he has been host and executive producer of A Cable To Jewish Life, a television talk show. From 1991 to 2000, he was the New York office administrator of congregation Yeshiva Tomchei Tmimim Lubavitch. Mr. Katzman is a graduate of KfarChabad and the Rabinical College of Canada.

Executive Compensation

The following summary compensation table sets forth compensation information for services performed during the fiscal years ended June 30, 2003 and 2004 by SmartMetric's executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Compensation

Collin Hendrick (1)	2003	$0
	2004	$0

Peter Sleep	2003	$0
	2004	$0
_________________
(1) SmartMetric has entered into an employment agreement with Mr. Hendrick. Pursuant to SmartMetric's one-year employment agreement with Mr. Hendrick, he shall receive an annual salary of $170,000, which shall commence upon SmartMetric’s achieving $1,000,000 in sales revenues. Prior to such time, SmartMetric may pay Mr. Hendrick a salary of 25% of offering proceeds received from this or subsequent offerings, up to $170,000. Mr. Hendrick is eligible for an annual bonus based on certain performance criteria to be determined by a Compensation Committee of the board of directors at a later date. The Compensation Committee shall be comprised of at least three directors, the majority of whom shall be independent. Mr. Hendrick’s employment may be terminated for cause at any time and may be renewed upon mutual agreement of SmartMetric and Mr. Hendrick. According to the employment agreement, any inventions, ideas, disclosures and improvements made or conceived by Mr. Hendrick during his employment, including adoptions and improvements to existing patents, shall be the property of Mr. Hendrick.

Description of Securities

Common Stock

SmartMetric is authorized to issue 95,000,000 shares of common stock, $.001 par value, of which 50,000,000 have been designated Class A common stock. The Class A common stock and the common stock are identical. There are 50,000,000 Class A common stock outstanding, and 8,560,257 shares of otherwise undesignated common stock issued and outstanding as of June 30, 2004. Each outstanding share of common stock of SmartMetric is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders. Unless otherwise indicated, reference to “common stock” includes both the Class A common stock and undesignated common stock.

The holders of shares of SmartMetric do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so chose. In such event, the holders of the remaining shares will not be able to elect any of SmartMetric's directors. SmartMetric's current shareholders will own approximately 99.1% of the common shares outstanding after the minimum offering and 93.6% after the maximum offering.

SmartMetric intends to adopt an employee stock option plan in the near future.

Preferred Stock

SmartMetric is authorized to issue 5,000,000 shares of preferred stock, $.01par value. The preferred stock may be issued in one or more series and with such designations, rights, preference, privileges, qualifications, limitations and restrictions as shall be stated and expressed in a resolution of the Board of Directors providing for the creation and issuance of such preferred stock. There are no shares of preferred stock issued or outstanding.

Dividends

SmartMetric has paid no dividends to date, and does not intend to pay dividends in the near future.

Transfer Agent

SmartMetric has appointed Olde Monmouth Stock Transfer to serve as Transfer Agent after the merger.

Principal Shareholders

The following table sets forth certain information regarding the beneficial ownership of the SmartMetric's common stock as of the date of this prospectus by (i) each person known to SmartMetric to beneficially own 5% or more of SmartMetric's common stock, (ii) each director of SmartMetric and (iii) all directors and executive officers of SmartMetric as a group. All information with respect to beneficial ownership has been furnished to SmartMetric by the respective director, executive officer or 5% shareholder, as the case may be.

NAME/ADDRESS BENEFICIAL OWNER	NUMBER OF SHARES	% BEFORE THE OFFERING	% AFTER THE MINIMUM OFFERING(1)	% AFTER THE MAXIMUM OFFERING(1)
Colin Hendrick 314 Brooklyn Avenue Brooklyn, New York 11213	49,500,000	84.5%	83.8%	79.12%
Peter Sleep 3 Bernadette Court East Doncaster, Victoria Australia	300,000.5%		.5%	.48%
Joseph Katzman 790 Montgomery Street Brooklyn, New York 11213	0	0%	0%	0%
All Officers and Directors as a Group (3 persons)	49,800,000	85%	84.3%	79.6%
  Each shareholder has sole voting and investment power with respect to his/her shares.
  Based on 59,060,257 shares to be outstanding after the Minimum Offering and 62,560,257 after the Maximum Offering.
Certain Relationships and Related Transactions

SmartMetric was incorporated in the State of Nevada on December 18, 2002. In October 2003, SmartMetric sold 50,000,000 shares of common stock to its president and chief executive officer, Colin Hendrick, at $.001 per share for a total of $50,000. Between November 2003 and June 30, 2004 SmartMetric sold 8,560,257 shares to Mr. Hendrick at $0.01 per share for a total of $85,602.57. In August 2004, these 8,560,257 shares were assigned to approximately 600 people for no consideration.

On August 1, 2004, SmartMetric entered into a license agreement with Applied Cryptography, Inc., a company owned and controlled by Colin Hendrick, President and CEO of SmartMetric, pursuant to which Applied Cryptography, Inc. has agreed to license a patent-pending owned by that company. Applied Cryptography, Inc. shall receive a license fee of the greater of 2% of the sales price of any licensed product or the fair market value of any license products.

LEGAL MATTERS

An opinion as to the validity of the securities offered hereby has been passed upon for SmartMetric by Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, New York, counsel to SmartMetric. Schonfeld & Weinstein, L.L.P. is a shareholder of SmartMetric.

EXPERTS

The consolidated balance sheets of SmartMetric as of June 30, 2004 and June 30, 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended June 30, 2004 and for the period December 18, 2002 to June 30, 2003 included in this Prospectus and incorporated by reference in the registration statement, have been audited by Michael T. Studer, CPA, PC, independent auditor, as stated in his report appearing in this prospectus and incorporated by reference in the registration statement, and are included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SELLING SHAREHOLDERS

Shareholders	Number of Shares held	Number of shares being offered	Number of shares held after offering	% of shares held after maximum offering
Colin Hendrick	49,500,000	3,000,000	46,500,000	79.4%
Eisman Levine Lehrhaupt & Kakoyiannis P.C.	500,000	500,000	0	0%
Milica Ivanovic	1,259	1,259	0	0%
Abraham Gutnick	65,000	65,000	0	0%
Ambrose Ryan	42,500	42,500	0	0%
Andrew Schofield	9,750	9,750	0	0%
Applied MicroMedia Pty Ltd	32,500	32,500	0	0%
Barry Singer	6,500	6,500	0	0%
Brett Wilson	6,500	6,500	0	0%
Byarmi Pty Ltd	32,500	32,500	0	0%
Crisp Holdings Pty Ltd	180,000	180,000	0	0%
David Neates	32,500	32,500	0	0%
David Robson	40,930	40,930	0	0%
Day by Day Charter (St.Germain)	91,000	91,000	0	0%
G. D. & Co Nominees Pty Ltd	39,000	39,000	0	0%
Geoff Peterson	42,000	42,000	0	0%
Geoff Peterson	42,000	42,000	0	0%
Geoffery J. Bird	6,500	6,500	0	0%
Greg Baker & Associates	8,034	8,034	0	0%
H & J Lawson	9,750	9,750	0	0%
Ian R. Phillips	5,000	5,000	0	0%
John Fakhri	13,000	13,000	0	0%
John Salm	27,000	27,000	0	0%
Karlene Joy (Jaeger) Baker	6,200	6,200	0	0%
Keith Martin	4,030	4,030	0	0%
Kramar Pty Ltd	3,000	3,000	0	0%
Lemuel Investments Ltd	143,000	143,000	0	0%
Marcel Kalfus	25,000	25,000	0	0%
Matthew Belot	8,000	8,000	0	0%
Merlin Glen Pty Ltd	14,300	14,300	0	0%
Mr. Smith	5,000	5,000	0	0%
Peter Sleep	260,000	260,000	0	0%
Post 'N Save Prints	45,000	45,000	0	0%
Robert Gordon	18,364	18,364	0	0%
Robert O'Neil	19,500	19,500	0	0%
Trudy Ballis	25,000	25,000	0	0%
William G. Woods	2,000	2,000	0	0%
David Chell	3,200	3,200	0	0%
Barbara Ratcliffe	5,000	5,000	0	0%
Dragan Ivanovic	3,162	3,162	0	0%
Gregory John Lang	6,400	6,400	0	0%
Ian James Sargent	6,400	6,400	0	0%
Lucy Bassie-Wade	3,200	3,200	0	0%
Murray Sargent	6,400	6,400	0	0%
Silvasi Enterprises Pty Ltd	6,307	6,307	0	0%
Suzanne Drury	6,309	6,309	0	0%
Henry George Ritchie	1,000	1,000	0	0%
Linda McLeland	2,000	2,000	0	0%
Pamela H. McLeland	6,000	6,000	0	0%
Virginia Lydiard	2,000	2,000	0	0%
Christine de Villeneuve	3,750	3,750	0	0%
John Richard Gibbons	6,000	6,000	0	0%
Kathryn Wilson	2,250	2,250	0	0%
Paul George Southern	6,000	6,000	0	0%
Adrian Straiton	2,400	2,400	0	0%
Anne Treadwell	4,830	4,830	0	0%
Ann-Sophie Aberg	4,000	4,000	0	0%
Auaform Pty Ltd	6,000	6,000	0	0%
Barbera Robinson	2,000	2,000	0	0%
Beverley Farrugia	3,000	3,000	0	0%
Brian Smith	2,100	2,100	0	0%
Caryl Palmer	3,000	3,000	0	0%
Cassandra Marr Wilson	3,000	3,000	0	0%
Cavallo Superannuation Fund	4,500	4,500	0	0%
Christine Dolle	2,100	2,100	0	0%
Colleen King	22,500	22,500	0	0%
Con Poulos	9,175	9,175	0	0%
Deirdre Connors	15,000	15,000	0	0%
Dennis Beatty	3,000	3,000	0	0%
Dimitrios Aris Tzortzis	17,247	17,247	0	0%
Fletcher McKee	6,000	6,000	0	0%
Francis Spice	3,000	3,000	0	0%
G.R. & K M. Maher	6,000	6,000	0	0%
Gary I. Brodie	2,000	2,000	0	0%
George Tsoromoks	4,283	4,283	0	0%
Graham Gawne & Julie Robinson	2,400	2,400	0	0%
Greg Prerau	2,001	2,001	0	0%
Harriet Marr Wilson	2,250	2,250	0	0%
Heather Keans	3,750	3,750	0	0%
Ian Nicholson	3,000	3,000	0	0%
J.S. & A.C. Coleman	6,000	6,000	0	0%
Janette Lenz	2,001	2,001	0	0%
Maureen Bevilacqua	7,632	7,632	0	0%
Milan Secerov	10,000	10,000	0	0%
Jarberg Investments	15,000	15,000	0	0%
Jennifer Isaacs	4,000	4,000	0	0%
John Dangar	12,179	12,179	0	0%
Judith P. Pearson	6,000	6,000	0	0%
Just Amo Pty Ltd	30,150	30,150	0	0%
Just Solar Pty Ltd	6,000	6,000	0	0%
Kay Straiton	15,000	15,000	0	0%
Kelly Superannuation Fund	6,000	6,000	0	0%
Kenneth Bain	25,500	25,500	0	0%
Kerstin Kolb	5,000	5,000	0	0%
Kimberly Frykberg	6,000	6,000	0	0%
Kirsten Gridley	2,500	2,500	0	0%
L Musgrave*, S Scott, G Ravenswood	2,301	2,301	0	0%
Lamplough Pension Fund	6,000	6,000	0	0%
Laurence Wheeler	2,001	2,001	0	0%
Leanne Flack	2,001	2,001	0	0%
Leigh Nicholls	7,500	7,500	0	0%
Lesley Price	6,000	6,000	0	0%
Margaret Henley	2,000	2,000	0	0%
Margaret Sutherland	2,001	2,001	0	0%
Matthew Conners	30,000	30,000	0	0%
Mojo Productions Pty Ltd	30,150	30,150	0	0%
Monica McRea	2,000	2,000	0	0%
Noel & Susan Borel	2,001	2,001	0	0%
P & S Lamplough	11,250	11,250	0	0%
Patricia McNamarra	4,000	4,000	0	0%
Pauline Francis Marr	3,000	3,000	0	0%
Rafe A. Greenlaw	2,100	2,100	0	0%
Robin Bendick	2,000	2,000	0	0%
Ross A. McGuire	4,830	4,830	0	0%
S. Hennessy & R. Brown	7,500	7,500	0	0%
Simon Grey	3,200	3,200	0	0%
Stephen Kossew & M.F.Godin	3,600	3,600	0	0%
Timothy B. Marsh	3,000	3,000	0	0%
Timothy David Hall	2,250	2,250	0	0%
Tinkle Tinkle Superannuation Fund	6,000	6,000	0	0%
Black Shamrock Investments	6,000	6,000	0	0%
Graeme McLean	4,500	4,500	0	0%
Jean Rollison	2,000	2,000	0	0%
Judith Cunningham	2,000	2,000	0	0%
Noelle Bassett	9,000	9,000	0	0%
Res Bella Pty Ltd Superannuation Fund	10,500	10,500	0	0%
Russell & Lynette Cartledge	6,000	6,000	0	0%
Courtney Chevallier	5,262	5,262	0	0%
Roslyn Jill Fagan	5,251	5,251	0	0%
Sandra Booth	7,500	7,500	0	0%
Taylor'd Solutions Pty Ltd	12,000	12,000	0	0%
Vincent Favaloro	7,500	7,500	0	0%
Alex Eledman	25,000	25,000	0	0%
Ben & Hedy Lachman	25,000	25,000	0	0%
Daniel G. Kahn Shira L. Orenstein	20,000	20,000	0	0%
Dennis Metz	30,000	30,000	0	0%
Elliot & Nomi Zomick	8,000	8,000	0	0%
Herbert Czermak	25,000	25,000	0	0%
Jerome Bloom	30,000	30,000	0	0%
Joseph & Sheila Selig	25000	25000	0	0%
Mark & Livia Rottenberg	25,000	25,000	0	0%
Maurice Katz	25,000	25,000	0	0%
Norman Braun	25,000	25,000	0	0%
Peter Ruzohorsky	40,000	40,000	0	0%
Sol & Miriam Kanarek	25,000	25,000	0	0%
Steven & Robin Weinstein	105,000	105,000	0	0%
Zek Equity Corp CIO Zeichner, Ellman & Krause LLP	25,000	25,000	0	0%
Dwight & Michelle Hershman	15000	15000	0	0%
Christine Nydegger	6,000	6,000	0	0%
Beverly Case	19,200	19,200	0	0%
Robyn C. A. Dangar	3,687	3,687	0	0%
Bohumir Fiala	4,050	4,050	0	0%
Cassandra James	2,000	2,000	0	0%
Garry Davis	4,330	4,330	0	0%
Gwendoline Wyrznski	2,130	2,130	0	0%
Jennifer Banfield	2,211	2,211	0	0%
Kathleen O'Hare	2,000	2,000	0	0%
Maria Sharma	4,800	4,800	0	0%
Ross Jullienne	2,712	2,712	0	0%
Alda Lorene Siebrands	5,250	5,250	0	0%
Ann Robinson	2,000	2,000	0	0%
Barbara Ross	2,260	2,260	0	0%
Caroline Crilly	2,192	2,192	0	0%
David Grove	4,500	4,500	0	0%
Diana Craddock	2,000	2,000	0	0%
Monique M. Wilding	2,000	2,000	0	0%
Richard Wild	5,272	5,272	0	0%
Nicole van Zeggeren & Angela Astone	5,346	5,346	0	0%
Caryl Palmer	7,000	7,000	0	0%
Clare McNamara	5,000	5,000	0	0%
Jean Frost	5,000	5,000	0	0%
Kyung Lee	25,040	25,040	0	0%
Maia Richmond-Tanner	5,000	5,000	0	0%
Nicholas Hamilton	5,000	5,000	0	0%
Peter & Christine Hamilton	6,000	6,000	0	0%
Bradley James Leonard	5,236	5,236	0	0%
Celestino Cavallo	7,908	7,908	0	0%
Diana Craddock	2,629	2,629	0	0%
Garry & Sandra Davis	5,329	5,329	0	0%
Jennifer Banfield	2,691	2,691	0	0%
Martina van Gasselt	5,381	5,381	0	0%
N van Zeggeren & A Astone	5,346	5,346	0	0%
Sandra Booth	3,226	3,226	0	0%
Susan Iddles	3,764	3,764	0	0%
Vesna Trajanoska	11,274	11,274	0	0%
Bohumir Fiala	16,950	16,950	0	0%
Maggie Keys	8,547	8,547	0	0%
Adrian Straiton	11,813	11,813	0	0%
Christine Nydegger	8,339	8,339	0	0%
Colleen King	58,125	58,125	0	0%
G. D. & Co Nominees Pty Ltd	26,250	26,250	0	0%
Jennifer Banfield	34,125	34,125	0	0%
John Richard Gibbons	34,125	34,125	0	0%
Kay Straiton	43,331	43,331	0	0%
Lesley Price	31,500	31,500	0	0%
Robert Towers & Assc P/L Retirment Fund	16,644	16,644	0	0%
Successful Money Management	6,000	6,000	0	0%
Barbara Ross	1,629	1,629	0	0%
Evelyn Clair Mahony	2,719	2,719	0	0%
Kathryn Wilson	1,620	1,620	0	0%
Mary Gibson	3,240	3,240	0	0%
Ann Gaby	4,050	4,050	0
Ann Robinson	1,620	1,620	0	0%
Barbara Whitfield	1,620	1,620	0	0%
Belinda Freeman	1,620	1,620	0	0%
Brett Anthony Dyer	1,620	1,620	0	0%
C. M. (Kay) Schemmer	4,050	4,050	0	0%
Christine P. Matthews	1,620	1,620	0	0%
Christopher Bassett	4,860	4,860	0	0%
David W. Preston	1,620	1,620	0	0%
Doris Vassallo	1,620	1,620	0	0%
Elizabeth Myes	2,430	2,430	0	0%
Grant Andrew Dyer	1,620	1,620	0	0%
Hector Ditton	4,050	4,050	0	0%
Jason Bassett	4,860	4,860	0	0%
Jeanette Allum	3,240	3,240	0	0%
John & Deborah Smith	1,620	1,620	0	0%
John Hickey	4,050	4,050	0	0%
Justine Myers	1,620	1,620	0	0%
Justine Straiton	1,620	1,620	0	0%
Kelly Superannuation Fund	2,430	2,430	0	0%
Leonie Smallwood	1,620	1,620	0	0%
Linda Daly	1,620	1,620	0	0%
Lyn Hedley	2,835	2,835	0	0%
Lynn Stevenson	1,620	1,620	0	0%
Matria Madison	1,620	1,620	0	0%
Paul S. Lees	1,620	1,620	0	0%
Penelopie Erikson	1,620	1,620	0	0%
Philip Grant & Suzanne Lesley Lamolough	4,050	4,050	0	0%
Rafe A. Greenlaw	4,848	4,848	0	0%
Robert & Narelle Renfew	1,620	1,620	0	0%
Ron Cooper	8,910	8,910	0	0%
Rosemary Brown & Simon Hennessey	1,620	1,620	0	0%
Russell Finch	4,050	4,050	0	0%
Ruth Smith	1,620	1,620	0	0%
Sandra Booth	4,050	4,050	0	0%
Shelly Anne Dyer	1,620	1,620	0	0%
Shirley Mordey	8,100	8,100	0	0%
Sky Grace Pty Ltd	4,050	4,050	0	0%
Sonia Venn	1,620	1,620	0	0%
Steven & Kim Young	1,620	1,620	0	0%
Terry Strachan	1,620	1,620	0	0%
William & Vicki Dyer	16,200	16,200	0	0%
Angela Kate Cerniauskas	405	405	0	0%
Anne Layton	2,000	2,000	0	0%
Anne Turner	1,000	1,000	0	0%
Anne Wehr	2,000	2,000	0	0%
Beverly Case	16,446	16,446	0	0%
Christine Nydegger	2,250	2,250	0	0%
Claire Chittock	2,000	2,000	0	0%
Clare Mary Cerniauskas	405	405	0	0%
Denise Greenwell	2,000	2,000	0	0%
Ecila Simpson	1,000	1,000	0	0%
Edward & Dawn Sheedy	2,000	2,000	0	0%
Frances A. & Carmal J. Woods	1,620	1,620	0	0%
Ian Nicholson	2,500	2,500	0	0%
Jannette Wells	1,620	1,620	0	0%
Jannette Wells	2,000	2,000	0	0%
Jill Shaw	2,000	2,000	0	0%
John Henry & Denise Cerniauskas	7,695	7,695	0	0%
John James Cerniauakas	405	405	0	0%
Julie Anne Martin	4,050	4,050	0	0%
Kathleen Lilian O'Hare	1,620	1,620	0	0%
Kim Sharp	2,430	2,430	0	0%
Mark Peter Cerniauskas	405	405	0	0%
Martin Adrin Pronk	8,100	8,100	0	0%
Maurice Nairn	2,000	2,000	0	0%
Mona A. Woods	1,060	1,060	0	0%
Monica Helen Cerniauskas	405	405	0	0%
Roderick Waalkens	2,000	2,000	0	0%
Susan Borel	2,000	2,000	0	0%
Susan Mitchell	3,240	3,240	0	0%
Susanne Leonard	2,000	2,000	0	0%
Tanya King	3,000	3,000	0	0%
Trevor & Nola Bartlett	2,000	2,000	0	0%
Abingdon Engineering Services Super Fund	4,050	4,050	0	0%
Astrida Upitis	2,430	2,430	0	0%
Bruce Pawson	2,430	2,430	0	0%
Cedric & Jean Stuart-Sharpe	4,050	4,050	0	0%
Christine Rosney Leeden	1,620	1,620	0	0%
Colleen Giddey	810	810	0	0%
David R. Vitney	1,620	1,620	0	0%
Diana Craddock	1,620	1,620	0	0%
Duane Edward Goodger	1,620	1,620	0	0%
Elizabeth Crocket	2,430	2,430	0	0%
Jane Lindsay Tickner	3,240	3,240	0	0%
Joan Balding	3,240	3,240	0	0%
Julieanne Widdup	2,430	2,430	0	0%
Kim Giddey	810	810	0	0%
Kirsten Gridley	2,754	2,754	0	0%
Liz Boniello	1,620	1,620	0	0%
Lorie Corrigan	1,620	1,620	0	0%
Merchandising Solutions Australia Pty Limited	4,200	4,200	0	0%
Patricia Pearson	810	810	0
Peter & Kathleen Murphy	4,050	4,050	0	0%
Peter John & Susan Rosemary Goodger	4,455	4,455	0	0%
Peter Wallace	1,620	1,620	0	0%
Robyn C. A. Dangar	1,620	1,620	0	0%
Ron Cooper	4,050	4,050	0	0%
Samantha Mitchell	1,620	1,620	0	0%
Sandra Booth	8,100	8,100	0	0%
Simon Tickner	3,240	3,240	0	0%
Ugi Kazakas	1,620	1,620	0	0%
Vanbase Pty Ltd	8,100	8,100	0	0%
Wilhelmus Johannus van Brakel	8,100	8,100	0	0%
William M. Skane	1,620	1,620	0	0%
Alan Arthur Pointon	1,620	1,620	0	0%
Colin & Robyn Christie	1,620	1,620	0	0%
Philip Grant & Suzanne Lesly Lamplough	4,050	4,050	0	0%
Philip John Eggeling	1,620	1,620	0	0%
Ronia M. Bourke	1,620	1,620	0	0%
Sandra Lawrence	4,050	4,050	0	0%
Steve Cvetan Trajanoski	4,050	4,050	0	0%
Vesna Trajanoski	4,050	4,050	0	0%
Winsome Russell Lamplough	8,100	8,100	0	0%
Yvonne Eggeling & Brendan McKeown	1,782	1,782	0	0%
Ace Trajanoska	4,050	4,050	0	0%
Anne M. Turner	8,100	8,100	0	0%
Brook N. N. Milne	1,620	1,620	0	0%
Candice Zbroja	2,430	2,430	0	0%
Charles & Jay Zbroja	1,620	1,620	0	0%
Christine de Villeneuve	8,100	8,100	0	0%
Clare McNamara	1,620	1,620	0	0%
Diana Craddock	1,620	1,620	0	0%
John Gagen	4,050	4,050	0	0%
Julie Martin	8,550	8,550	0	0%
Lamplough Pension Fund	4,050	4,050	0	0%
Leslie Vago	17,100	17,100	0	0%
Lydia Lowit	4,050	4,050	0	0%
Margaret L. Milne	8,100	8,100	0	0%
Marilyn A. Sullivan	1,620	1,620	0	0%
Michael John & Kirstine Jane McNally	3,240	3,240	0	0%
Nick & Maria Glinatsis	1,620	1,620	0	0%
Nicole M. Mannix	1,620	1,620	0	0%
Noelle Bassett	44,250	44,250	0	0%
Peter & Judy Ratcliffe	3,240	3,240	0	0%
Ron Cooper	8,700	8,700	0	0%
Sarah Louise Hardy	1,620	1,620	0	0%
Shirley & Harold Bambridge	1,620	1,620	0	0%
Shirley Mordey	8,100	8,100	0	0%
Shirley Mordey	8,100	8,100	0	0%
Shirley Mordey	16,200	16,200	0	0%
Simon Gray	1,620	1,620	0	0%
Skygrace Pty Ltd ATF The Willis Family Trust	4,050	4,050	0	0%
The Thompson Superannuation Fund	1,620	1,620	0	0%
William & Vicki Dyer	3,240	3,240	0	0%
Benjamin Willem Pereira	2,000	2,000	0	0%
Brian Alan & Robyn May Stevens	2,430	2,430	0	0%
Elisabeth Neyenhuizen	4,000	4,000	0	0%
Helen Thompson & David Godbold	1,620	1,620	0	0%
Leigh Nicholls	12,150	12,150	0	0%
Lesley Smallwood	2,025	2,025	0	0%
Mark & Elaine Dyson	1,620	1,620	0	0%
Patrick Guinan	3,240	3,240	0	0%
Roman Joshua Pereira	2,000	2,000	0	0%
Akash Olver	17,400	17,400	0	0%
Jack Allanach	8,100	8,100	0	0%
Ken Bain	54,000	54,000	0	0%
Olga Harrington	4,050	4,050	0	0%
Patricia H. Silverosa	4,050	4,050	0	0%
Peter Douglas NcNeill & Diana Lillian Baker	2,430	2,430	0	0%
Verena S Allanach	8,100	8,100	0	0%
Veronica Hehir	1,620	1,620	0	0%
Andrew & Julie Burston	12,150	12,150	0	0%
Ashley Ray	1,883	1,883	0	0%
Emma Ray	1,883	1,883	0	0%
Jason R Anderson	1,883	1,883	0	0%
Kelly Anderson	1,883	1,883	0	0%
Shane Anderson	1,883	1,883	0	0%
Tim Ray	1,883	1,883	0	0%
Vanessa Neal	1,883	1,883	0	0%
Carol Lorain Baker	1,620	1,620	0	0%
Colleen King	19,166	19,166	0	0%
Duncan Boyd Smith	1,620	1,620	0	0%
Marilyn A. Sullivan	1,620	1,620	0	0%
Nicole Smith	1,620	1,620	0	0%
S, P & J Howe	2,325	2,325	0	0%
Shirley Mordey	19,500	19,500	0	0%
Trica Grima	5,670	5,670	0	0%
Daphne Hollier	9,000	9,000	0	0%
Dawn Sheedy	3,840	3,840	0	0%
Helga Monks	9,600	9,600	0	0%
Julie Gay Bettson	8,910	8,910	0	0%
Julie Martin	7,400	7,400	0	0%
Lyn Hedley	1,920	1,920	0	0%
Paul W. Wynn	100,395	100,395	0	0%
Ron Cooper	30,000	30,000	0	0%
Russell Finch	8,850	8,850	0	0%
Sally McLeland	1,924	1,924	0	0%
Tiger & Julie-Ann Anderson	131,663	131,663	0	0%
Allen John & Debbie Elaine Pemberton	1,920	1,920	0	0%
Andrew McCotter	2,000	2,000	0	0%
Barry Colin Troy	1,920	1,920	0	0%
Ben Rushton	4,880	4,880	0	0%
Bohumir Fiala	19,200	19,200	0	0%
Denise M. Rufus	2,880	2,880	0	0%
Marilyn Sullivan	2,880	2,880	0	0%
Ms Esther Beaton & Nicholas Gleitzman	1,920	1,920	0	0%
Jean Rollison	1,920	1,920	0	0%
Jeanette Allum	1,920	1,920	0	0%
Julie Mullinger	2,000	2,000	0	0%
Lore Ollerenshaw	1,920	1,920	0	0%
Lynne Robyn Ahern	7,313	7,313	0	0%
Marilyn A. Sullivan	1,920	1,920	0	0%
Patricia Crompton	2,880	2,880	0	0%
Peter Atkins	9,600	9,600	0	0%
Philip Grant Lamplough	4,800	4,800	0	0%
Redelvo Pty Ltd	1,920	1,920	0	0%
Rita Burrows	1,920	1,920	0	0%
Ron Churcher	1,920	1,920	0	0%
William Geoffery Havenstein	4,800	4,800	0	0%
William Noonan	1,920	1,920	0	0%
Winsome Russell Lamplough	4,800	4,800	0	0%
Robyn C. A. Dangar	100,000	100,000	0	0%
John Dangar	200,000	200,000	0	0%
Peter J. Sleep	300,000	300,000	0	0%
Robyn C. A. Dangar	100,000	100,000	0	0%
John Dangar	200,000	200,000	0	0%
Trinity Trust	500,000	500,000	0	0%
Denise Greenlaw	9,600	9,600	0	0%
Furdan Pty Ltd	22,500	22,500	0	0%
Juergan & Kay Heindke	19,200	19,200	0	0%
Milton Harmelink	2,880	2,880	0	0%
Robert Moree	7,680	7,680	0	0%
Jeonard Williams	2,000	2,000	0	0%
Stephnie Rushton	2,000	2,000	0	0%
Sandra Ann Rushton	10,000	10,000	0	0%
Beverley Case	19,200	19,200	0	0%
Juergen & Kay Heindke	19,200	19,200	0	0%
Ross Hilton & Judith Ann Jullienne	1,980	1,980	0	0%
Kathleen O'Hare	1,980	1,980	0	0%
Ronald Cooper	34,125	34,125	0	0%
Leslie Vago	19,800	19,800	0	0%
Juergen & Kay Heindke	9,600	9,600	0	0%
Lifetrack Financial Services	9,900	9,900	0	0%
G. M. Parrett	7,200	7,200	0	0%
C. E . Lieshout	6,720	6,720	0	0%
Sandra Booth	21,120	21,120	0	0%
William & Lynda Hadlow	12,800	12,800	0	0%
Nicole Smith	1,920	1,920	0	0%
Marilyn Sullivan	2,880	2,880	0	0%
Jennifer Booth	1,920	1,920	0	0%
Ron Churcher	1,920	1,920	0	0%
Michael McCurtayne	1,920	1,920	0	0%
Phillip Williams	3,000	3,000	0	0%
Parameters (Mitchell) Staff Benefit Fund	10,000	10,000	0	0%
Shirley Ann Svalbe	1,920	1,920	0	0%
Ms Janet Reinkowsky	1,920	1,920	0	0%
Ms Kathryn Doncon	1,920	1,920	0	0%
Mr Kyle Kalsow	1,920	1,920	0	0%
Mr Matthew Kalsow	1,920	1,920	0	0%
Mr Peter Goodger	1,920	1,920	0	0%
Ms Jennifer Kean	1,920	1,920	0	0%
Mr Ronald Parrett	1,920	1,920	0	0%
Mrs Jean Stanton	1,920	1,920	0	0%
Ms Lesley Church	4,800	4,800	0	0%
Ms Tricia Rae Southwell	4,800	4,800	0	0%
Ms Kim Louise Southwell	4,800	4,800	0	0%
PG Lamplough Pty Ltd	4,800	4,800	0	0%
Ms Winsome Russell Lamplough	4,800	4,800	0	0%
Ms Sandra Lawrence	4,800	4,800	0	0%
Ms Jill Rowley	4,800	4,800	0	0%
Lamplough Pension Fund	4,800	4,800	0	0%
Mr Alan Myall	9,600	9,600	0	0%
Ms Helen Susan Southwell	9,600	9,600	0	0%
Ms Katie Maree Southwell	9,600	9,600	0	0%
Ms Susan Iddles	9,600	9,600	0	0%
Ms Marcia Resch	9,600	9,600	0	0%
Mr Shane Kelso Fagan	9,600	9,600	0	0%
Mr Rosslyn Jill Fagan	9,600	9,600	0	0%
Ms Noelle Bassett	9,600	9,600	0	0%
Mr Melissa Jane Fagan	9,600	9,600	0	0%
Mr Fiona Elizabethe Fagan	19,200	19,200	0	0%
Ms Raymond John Southwell	19,200	19,200	0	0%
Parameters (Mitchell) Staff Benefit Fund	10,000	10,000	0	0%
Ms Helen Thompson	2,880	2,880	0	0%
Mr Alan Bains	7,500	7,500	0	0%
Ms Sheila Johnson	2,400	2,400	0	0%
Mr Laurence Guest	2,400	2,400	0	0%
Mr William Colhoun	1,920	1,920	0	0%
Ms Sandra Young	2,880	2,880	0	0%
Ms Roasline Szeto	48,000	48,000	0	0%
Ms Sandra Booth	11,584	11,584	0	0%
Mr Ron Cooper	17,820	17,820	0	0%
Bodnant Investments Pty Ltd	7,000	7,000	0	0%
Mr David Dickes	5,000	5,000	0	0%
Ms Marie-France Godin	5,000	5,000	0	0%
Mr Graham Gawne	7,500	7,500	0	0%
Mr Robert Leo	29,250	29,250	0	0%
Ms. Roasline Szeto	48,000	48,000	0	0%
Ms. Helen Thompson & Mr. David Goodbold	2,880	2,880	0	0%
Ms. Trica Grima	26,880	26,880	0	0%
Mr. John Hickey	9,600	9,600	0	0%
Ms. Paula Joss	1,920	1,920	0	0%
Ms Diana Baker & Peter McNeill	2,880	2,880	0	0%
Mr Robert & Mrs Narelle Renfrew	2,880	2,880	0	0%
Mrs. Veronica Heather Hihir	2,400	2,400	0	0%
Mr. Henry Colin Macallum	2,400	2,400	0	0%
Miss. Elizabeth Hamilton	10,000	10,000	0	0%
John Richard Gibbons	28,800	28,800	0	0%
Lesley Price	24,000	24,000	0	0%
Laurence Wheeler	9,600	9,600	0	0%
Mr. Henry Colin Macallum	9,600	9,600	0	0%
Colleen King	49,500	49,500	0	0%
Diana Craddock	1,920	1,920	0	0%
Jennifer Banfield	9,600	9,600	0	0%
David Grove	9,600	9,600	0	0%
Kay Straiton	38,400	38,400	0	0%
Julie Martin	10,000	10,000	0	0%
Steve Cvetan Trajanoski	9,600	9,600	0	0%
Glen Colborne	15,000	15,000	0	0%
Ms Roasline Szeto	108,301	108,301	0	0%
Ron Cooper	540	540	0	0%
Philip Lamplough	3,390	3,390	0	0%
Greg Parrett	26,488	26,488	0	0%
John Richard Gibbons	15,000	15,000	0	0%
Jennifer Banfield	15,000	15,000	0	0%
Leslie Price	15,000	15,000	0	0%
Kay Straiton	21,000	21,000	0	0%
Adrian Straiton	7,500	7,500	0	0%
G.D. & Co Nominees	37,500	37,500	0	0%
Colleen King	22,000	22,000	0	0%
Gary & Sandra Davis	2,000	2,000	0	0%
John & Jennifer Nairns	1,000	1,000	0	0%
Christopher Hogarth	2,000	2,000	0	0%
Cheryl Nairn	2,000	2,000	0	0%
Ross Nairn	2,000	2,000	0	0%
Caryl Palmer	1,000	1,000	0	0%
Heather Keans	1,000	1,000	0	0%
Mr Johnathon Murphy	2,500	2,500	0	0%
Elaine McLlquham	2,000	2,000	0	0%
Wayne & Judith Russell	1,500	1,500	0	0%
David & Sandra Sloan	1,500	1,500	0	0%
Intec Products Asia Ltd	118,160	118,160	0	0%
Saint Germain Fashions	13,504	13,504	0	0%
Veronica Heather Hehir	9,600	9,600	0	0%
Motida Nominees Pty Ltd	6,548	6,548	0	0%
Marcel Kalfus	25,000	25,000	0	0%
Matthew Belot	8,000	8,000	0	0%
Mr. John Smith	5,000	5,000	0	0%
Julie Martin	7,458	7,458	0	0%
The Manager, Parameters (Mitchell) Staff Benefit Fund	25,000	25,000	0	0%
Allan McIlquham	7,420	7,420	0	0%
Milan Secerov	7,421	7,421	0	0%
Louise Knowles	3,717	3,717	0	0%
Raymond John Southwell	7,420	7,420	0	0%
Noelle Bassett	7,715	7,715	0	0%
Helen Susan Southwell	7,420	7,420	0	0%
Mark Edwards	11,187	11,187	0	0%
Jenny Stone	11,187	11,187	0	0%
Colin & Debra Taylor	14,786	14,786	0	0%
Kay Heindke	7,514	7,514	0	0%
Justine Straiton	3,697	3,697	0	0%
Jonathan Murphy	3,696	3,696	0	0%
Paul George Southern	7,662	7,662	0	0%
Susan Iddles	7,529	7,529	0	0%
Barbara Shaw	7,529	7,529	0	0%
Kelly Shaw	7,529	7,529	0	0%
Marilyn A Sullivan SuperannuationFund	7,662	7,662	0	0%
Clayton Sneesby Jonathan & Courtney Taylor	11,493	11,493	0	0%
Jim Truant	15,168	15,168	0	0%
The Garvin Family Trust	3,831	3,831	0	0%
Patricia Deirdre Cullan	5,000	5,000	0	0%
Jennifer Booth & John Norris	7,662	7,662	0	0%
J. t. & L. M. Mc Carthy	7,662	7,662	0	0%
Lamplough Pension Fund	11,493	11,493	0	0%
Martin Hess	1,530	1,530	0	0%
Sonia Venn	3,831	3,831	0	0%
Dimitrios Tzortzis	7,662	7,662	0	0%
Maia Richmond-Tanner	7,662	7,662	0	0%
Patricia Silverosa	11,217	11,217	0	0%
Furdan Pty Ltd	18,905	18,905	0	0%
Sandra Lawrence	11,150	11,150	0	0%
Anne Treadwell	14,956	14,956	0	0%
Ross McGuire	7,478	7,478	0	0%
M.E.G Holdings Superannuation Fund	70,000	70,000	0	0%
Beverley Case	8,416	8,416	0	0%
Phillip Graig & Monique Maree Wilding	7,514	7,514	0	0%
Margaret Milne	37,390	37,390	0	0%
Leslie Vago	7,662	7,662	0	0%
Smith & C.I. Superannuation Fund	7,662	7,662	0	0%
Trevan Johns & Associates Pty Ltd Provident Fund	10,000	10,000	0	0%
Kathleen Lilian O'Hare	3,831	3,831	0	0%
Terance John Riches	3,831	3,831	0	0%
Ronald & Jillian Salz	7,662	7,662	0	0%
A. S. P. Pty Ltd	7,662	7,662	0	0%
Vivieene Jean Hobbs	3,831	3,831	0	0%
Lau Wing Kia	15,000	15,000	0	0%
Gregory Parrett	21,759	21,759	0	0%
Ayden Daniel Wilding	540	540	0	0%
Luke Baily Wilding	540	540	0	0%
Joshua Lucas Collins	540	540	0	0%
James Willis	1,532	1,532	0	0%
Patricia Francill	25,000	25,000	0	0%
Jules Reich	50,000	50,000	0	0%
Iris Lai	50,000	50,000	0	0%
Victor Weinstein	25,000	25,000	0	0%
Schonfeld & Weinstein, L.L.P.	1,061,782	1,061,782	0	0%
Total	58,560,257	11,560,257	46,500,000	80.3%

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS
The consolidated financial statements and other financial information appearing in this Registration Statement were prepared by the management of SmartMetric, which are responsible for the integrity and objectivity of the information for their respective companies. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States consistently applied and therefore include amounts that are based on information, judgments and management's best estimates.

The management of the company maintains a system of internal accounting controls and procedures, which management believes is adequate under the circumstances. The system is intended to provide reasonable assurance, in relation to reasonable cost, that transactions are executed in accordance with management's authorization, are recorded properly and accurately, and that accountability for assets is maintained. These controls are supported by management's commitment to the integrity of the system.

The consolidated financial statements of SmartMetric for the year ended June 30, 2004 and for the period December 18, 2002 to June 30, 2003 have been audited by Michael T. Studer, C.P.A, P.C., independent certified public accountant, to the extent required by auditing standards generally accepted in the United States. His role is to form an independent judgment as to the fairness with which the statements present the financial condition and the results of its operations of each entity for the periods presented. While the independent accountant make selective tests of procedures and controls, it is neither practicable nor necessary for him to scrutinize all of an entity's transactions. His auditor's report appears with the respective financial statements. The ultimate responsibility for the consolidated financial statements of SmartMetric remains with management. The auditor’s responsibility is to express his opinion on the overall financial statement presentation.

LITIGATION

SmartMetric knows of no litigation pending, threatened or contemplated, or unsatisfied judgments against it, or any proceedings in which it is a party. SmartMetric knows of no legal actions pending or threatened or judgments entered against SmartMetric’s officer and directors in their capacity as such.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SmartMetric pursuant to the foregoing provisions, or otherwise, SmartMetric has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SmartMetric of expenses incurred or paid by a director, officer or controlling person of SmartMetric in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SmartMetric will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

FURTHER INFORMATION

SmartMetric has filed with the Commission in Washington, D.C., a Registration Statement under the Securities Act with respect to the Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to SmartMetric and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission or at the Commission's web site: www.sec.gov. Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document.

SMARTMETRIC, INC. AND SUBSIDIARY
(A Development Stage Company)
Index to Financial Statements

Page

Report of Independent Auditor	F-2

Financial Statements:

Consolidated Balance Sheets as of June 30, 2004 and June 30, 2003	F-3

Consolidated Statements of Operations for the year ended
June 30, 2004, for the period December 18, 2002 to
June 30, 2003, and for the period December 18, 2002 (inception)
to June 30, 2004	F-4

Consolidated Statements of Changes in Stockholders’ Equity
for the period December 18, 2002 (inception)
to June 30, 2004	F-5

Consolidated Statements of Cash Flows for the year ended
June 30, 2004, for the period December 18, 2002 to
June 30, 2003, and for the period December 18, 2002 (inception)
to June 30, 2004	F-6

Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT AUDITOR

To the Board of Directors and Stockholders of SmartMetric, Inc.

I have audited the accompanying consolidated balance sheets of SmartMetric, Inc. and subsidiary (the “Company”), a development stage company, as of June 30, 2004 and June 30, 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended June 30, 2004, for the period December 18, 2002 to June 30, 2003, and for the period December 18, 2002 (date of inception) to June 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SmartMetric, Inc. and subsidiary, a development stage company, as of June 30, 2004 and June 30, 2003, and the results of their operations and cash flows for the year ended June 30, 2004, for the period December 18, 2002 to June 30, 2003, and for the period December 18, 2002 (date of inception) to June 30, 2004 in conformity with accounting principles generally accepted in the United States.

                       /s/ Michael T. Studer CPA P.C.

Freeport, New York
August 25, 2004

SMARTMETRIC, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Balance Sheets

	June 30,

	2004	2003

Assets

Current assets:
Cash	$64,142	$-
Stock subscriptions receivable	35,602	-

Total current assets	99,744	-

Other assets:
Deferred offering costs	52,500	50,000
Organization costs - net	420	540

Total assets	$152,664	$50,540

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued expenses	$1,250	$-
Due to related party	51,850	50,600

Total current liabilities	53,100	50,600

Other liabilities	-	-

Total liabilities	53,100	50,600

Stockholders' equity :
Preferred stock, $.01 par value; 5,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Class A common stock, $.001 par value;
50,000,000 shares authorized, 50,000,000 shares
issued and outstanding	50,000	-
Common stock, $.001 par value; 45,000,000 shares
authorized, 8,560,257 shares issued and outstanding	8,560	-
Additional paid-in capital	77,042	-
Deficit accumulated during the development stage	(36,038)	(60)

Total stockholders' equity	99,564	(60)

Total liabilities and stockholders' equity	$152,664	$50,540

See notes to consolidated financial statements.

F-3

SMARTMETRIC, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Operations

			Cumulative
	Year Ended	Period December 18, 2002	During the Development Stage
	June 30,	to June 30,	(December 18, 2002 to
	2004	2003	June 30, 2004)

Revenues	$-	$-	$-

Expenses:
General and administrative	6,643	60	6,703
Research and development	29,335	-	29,335

Total expenses	35,978	60	36,038

Net loss	$(35,978)	$(60)	$(36,038)

Net loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average number of common
shares outstanding, basic and diluted	58,560,257	-

See notes to consolidated financial statements.

F-4

SMARTMETRIC, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders' Equity

						Deficit
	Class	A			Additional	Accumalted During the	Total
	Common	Stock	Common	Stock	Paid-In	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity

Net loss for period
December 18, 2002
(date of inception)
to June 30, 2003	-	$-	-	$-	$-	$(60)	$(60)

Balances, June 30, 2003	-	-	-	-	-	(60)	(60)

Sale of Class A
common stock in
October 2003 at a price
of $.001 per share	50,000,000	50,000	-	-	-	-	50,000

Sale of common stock
from October 2003
to June 2004 at a
price of $.01 per share	-	-	8,560,257	8,560	77,042	-	85,602

Net loss for year ended
June 30, 2004	-	-	-	-	-	(35,978)	(35,978)

Balances, June 30, 2004	50,000,000	$50,000	8,560,257	$8,560	$77,042	$(36,038)	$99,564

See notes	to	consolidated	financial	statements.

				F-5

SMARTMETRIC, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Cash Flows

			Cumulative During the
	Year Ended	Period December18,	Development Stage
	June 30,	2002 to June30,	(December 18, 2002 to
	2004	2003	June 30, 2004)

Cash flows from operating activities:
Net loss	$(35,978)	$(60)	$(36,038)
Changes in assets and liabilities:
Organization costs	120	(540)	(420)
Accounts payable and accrued expenses	1,250	-	1,250

Net cash used for operating activities	(34,608)	(600)	(35,208)

Cash flows from investing activities	-	-	-

Cash flows from financing activities:
Loans from related party	1,250	50,600	51,850
Sales of common stock ($135,602), less
stock subscriptions receivable ($35,602)	100,000	-	100,000
Deferred offering costs	(2,500)	(50,000)	(52,500)

Net cash provided by financing activities	98,750	600	99,350

Net increase in cash	64,142	-	64,142

Cash, beginning of period	-	-	-

Cash, end of period	$64,142	$-	$64,142

Supplemental disclosures of cash flow information:
Interest paid	$-	$-	$-

Income taxes paid	$-	$-	$-

See notes to consolidated financial statements.

F-6

SMARTMETRIC, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2004, For the Period
December 18, 2002 to June 30, 2003, and For the Period
December 18, 2002 (Date of Inception) to June 30, 2004

NOTE 1 – ORGANIZATION

SmartMetric, Inc. (“SmartMetric”) was incorporated in the State of Nevada on December 18, 2002. SmartMetric is developing a credit card size plastic card embedded with an integrated circuit chip and biometric fingerprint sensor which provides identification of the user (the “SmartMetric Smart Card”) to market to government agencies, corporations, and organizations interested in identification cards.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation – The consolidated financial statements include the accounts of SmartMetric and its wholly owned subsidiary SmartMetric Australia Pty. Ltd. (collectively, the “Company”). The Company has been presented as a “development stage enterprise” in accordance with Statement of Financial Accounting Standards (“SFAS”) No.7, “Accounting and Reporting by Development Stage Enterprises”. Since inception, the Company’s activities have been limited to organizational efforts, obtaining initial financing, and product development.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments – The Company’s financial instruments consist of cash, stock subscriptions receivable, accounts payable and accrued expenses, and due to related party, which approximate fair value because of their short maturity.

Income taxes – The Company follows SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Net loss per common share – Basic and diluted net loss per common share has been calculated based upon the weighted average number of common shares outstanding.

SMARTMETRIC, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2004, For the Period
December 18, 2002 to June 30, 2003, and For the Period
December 18, 2002 (Date of Inception) to June 30, 2004

NOTE 3 – STOCK SUBSCRIPTIONS RECEIVABLE

The stock subscriptions receivable of $35,602 at June 30, 2004 was collected in July 2004.

NOTE 4 – DEFERRED OFFERING COSTS

Deferred offering costs of $52,500 at June 30, 2004 consist of legal fees and audit fees incurred in connection with the Company’s planned public offering (see note 8). If the public offering is successful, the Company will charge these costs to additional paid-in capital. If the public offering is unsuccessful, the Company will expense these costs.

NOTE 5 – DUE TO RELATED PARTY

Prior to opening the Company’s bank account, the president of the Company paid organization costs of $600 on behalf of the Company. Subsequently, the president of the Company paid legal fees of $50,000 and audit fees of $1,250 on behalf of the Company. These loans do not bear interest and are due on demand.

NOTE 6 – STOCKHOLDERS’ EQUITY

In October 2003, the Company sold 50,000,000 shares of Class A common stock to the president of the Company at a price of $.001 per share, or $50,000 total. From October 2003 to June 30, 2004, the Company sold 8,560,257 shares of common stock (the “Additional Shares”) to the president of the Company at a price of $.01 per share, or $85,602 total. These Additional Shares were assigned by the president of the Company in varying amounts to approximately 600 shareholders for no consideration.

The Class A common stock and the common stock have identical voting and other rights.

NOTE 7 – INCOME TAXES

No provisions for income taxes have been recorded since the Company has incurred losses since inception.

At June 30, 2004, deferred tax assets consist of:

Net operating loss carryforwards	$ 12,253
Less valuation allowance	__ (12,253)

Net	$ -

SMARTMETRIC, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2004, For the Period
December 18, 2002 to June 30, 2003, and For the Period
December 18, 2002 (Date of Inception) to June 30, 2004

Based on management ‘s present assessment, the Company has not yet determined it to be more likely than not that a deferred tax asset of $12,253 attributable to the future utilization of $36,038 of net operating loss carryforwards as of June 30, 2004 will be realized. Accordingly, the Company has provided a 100% allowance against the deferred tax asset in the financial statements at June 30, 2004. The Company will continue to review this valuation allowance and make adjustments as appropriate. The net operating loss carryforwards expire $60 in 2023 and $35,978 in 2024.

NOTE 8 – PLANNED PUBLIC OFFERING

The Company plans to file a Form SB-2 registration statement with the U.S. Securities and Exchange Commission in August 2004 in connection with a public offering (the “Public Offering”) of up to 4,000,000 shares of common stock at $1.50 per share or $6,000,000 total. The Company plans on offering the shares directly on a “best efforts, all or none basis” as to the first 500,000 shares and on a best efforts basis as to the remaining 3,500,000 shares. The shares are planned to be sold by SmartMetric’s officers and directors in a self-underwritten offering (although the Company may decide to engage registered broker-dealers to assist in the sale) for a period of 90 days (which may be extended for an additional 90 days at the Company’s option). The Public Offering plans that subscription proceeds will be placed in an escrow account until the minimum offering of $750,000 is achieved, after which proceeds shall be released directly to the Company; if the minimum offering is not sold by the end of the offering period, or extended offering period if so extended, the escrowed proceeds would be returned to investors. Also, certain selling shareholders plan on offering 11,560,257 shares for sale in this offering.

NOTE 9 – COMMITMENTS

Marketing agreement – On October 30, 2003, SmartMetric executed an agreement with Information Spectrum, Inc. (“ISI”). Pursuant to this agreement, ISI shall seek to market SmartMetric’s Smart Card technology by actively seeking customers interested in purchasing credential cards which incorporate SmartMetric’s patented Smart Card technology. Prior to ISI offering SmartMetric products by submitting a formal proposal, ISI and SmartMetric shall enter into a “Teaming Agreement” which will define each party’s rights and obligations concerning that particular sales opportunity. Every proposal will require its own Teaming Agreement. Pursuant to this Agreement, ISI is the exclusive reseller of SmartMetric products to agencies of the United States government and the Government of Canada. In addition, ISI has the right of first refusal for other marketing, sales or re-sales opportunities for customers other than the United States or Canadian governments. The terms of this agreement is two years and may be extended upon mutual agreement of the parties.

SMARTMETRIC, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2004, For the Period
December 18, 2002 to June 30, 2003, and For the Period
December 18, 2002 (Date of Inception) to June 30, 2004

Patent license agreement – Effective August 1, 2004, SmartMetric executed a license agreement with Applied Cryptology, Inc. (“ACI”), a corporation controlled by SmartMetric’s president and the owner of certain technology for which there are patents pending in the United States and Australia. Pursuant to the license agreement, SmartMetric has the right to make use of this technology for the purpose of developing software and systems to be used by SmartMetric to provide any or all of the following: 1) secure transactions over the Internet from home and office computers; 2) an automatic method for connecting to remote computers; 3) a method of developing targeted advertising to home and/or office computers; 4) identity verification and access control as provided for in the patent. Pursuant to this license agreement, ACI will receive 2% of all revenues generated by SmartMetric on products which utilize this patented technology. The license fee will be paid on a quarterly basis based on revenues received during the quarter. The license fee shall be due within 45 days of the end of each quarter. In the event no revenues are generated through the use of any of the licensed patents during a given quarter, no money shall be owed ACI for such quarter. ACI may rescind the license agreement and reclaim all rights and interest in the patents if certain events, such as SmartMetric’s filing for bankruptcy protection or reorganization, occur. This license agreement will remain in effect for the lives of the patents. SmartMetric may utilize the patent-pending technological applications anywhere in the world without limitation.

Employment agreement – Effective July 1, 2004, SmartMetric executed an employment agreement with its president. Pursuant to this one-year employment agreement, the president shall receive an annual salary of $170,000. This salary will commence upon the Company achieving gross revenues of $1,000,000. Until that time, SmartMetric may pay the president as salary up to 25% of any offering proceeds received by the Company, which amount shall not exceed $170,000. The president is also eligible for an annual bonus based on certain performance criteria to be determined by a Compensation Committee of the board of directors at a later date. His employment may be terminated for cause at any time. According to the employment agreement, any inventions, ideas, disclosures and improvements made or conceived by him during his employment, including adoptions and improvements to existing patents, shall be his property.

Rental agreement – The Company currently uses office space provided by its president at no cost to the Company. It is anticipated that the Company will start paying rent for this space following the successful completion of the Public Offering.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Nevada General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. - (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation including absorbed in a consolidation of merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation doubled if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Article XI of the Company's By-laws provides for the indemnification of the company's officers, directors, and corporate employees and agents under certain circumstances as follows:

Article XI provides that the Company will hold harmless and will indemnify all officers, directors, employees and agents of the Company against all expense, liability and loss reasonably incurred or suffered by such person in its connection as such with the Company. The Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person (except against the Company) only if such proceeding was authorized by the Company's Board of Directors.

If a claim under the above paragraph is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at anytime thereafter bring suit against the Company to recover the unpaid amount of the claim. If the claimant is successful, it is entitled to be paid the expense of prosecuting such claim, as well.

Notwithstanding any limitations in other sections of the By-laws, the Company will, to the fullest extend permitted by Section 145 of the General Corporation Law of Nevada, indemnify any and all persons whom it has the power to indemnify against any and all of the expense, liabilities and loss, and this indemnification shall not be deemed exclusive of any other rights to which the indemnities may be entitled under any By-law, agreement, or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons.

SmartMetric may, at its own expense, maintain insurance to protect itself and any director, officer, employee or agent of SmartMetric against any such expense, liability or loss, whether or not SmartMetric would have the power to indemnify such person against such expense, liability or loss under the Nevada General Corporation Law.

Item 25. EXPENSES OF ISSUANCE AND DISTRIBUTION

The other expenses payable by the Registrant in connection with the issuance and distribution of the securities are approximately:

Escrow Fee ………………………………………	$0.00
Securities and Exchange Commission
Registration Fee………………………………….	$2,957.23
Legal Fees………………………………………..	$130,000.00
Accounting Fees …………………………….…...	$5,000.00
Printing and Engraving ……………………….….	$5,000.00
Blue Sky Qualification Fees and Expenses………	$2,000.00
Miscellaneous …………………………………...	$500.00
Transfer Agent Fee ………………………………	$2,500.00
TOTAL ………………………………………….	$147,957.23

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

In October 2003, SmartMetric issued 50,000,000 shares of common stock to the President of SmartMetric, Colin Hendrick, at $.001 per share for a total of $50,000. From November 2003, to June 30, 2004 SmartMetric sold an additional 8,560,257 shares to Mr. Hendrick at $.01 per share for a total of $85,602.57. In August 2004, Mr. Hendrick assigned 8,560,257 shares to approximately 600 people for no consideration. Each of these tranferees is registering his/her shares in this registration statement.

Item 27. EXHIBITS

3.1	Certificate of Incorporation of SmartMetric, Inc.

3.2	By-Laws of SmartMetric, Inc.

4.1	Specimen Certificate of Common Stock.

4.6	Form of Escrow Agreement.

5.0	Opinion of Counsel.

10.1	License Agreement between SmartMetric and Applied Cryptography, Inc.

10.2	Employment Agreement- Colin Hendrick

10.3	Agreement between SmartMetric and ISI

14.1	Code of Ethics

23.2	Independent Auditor's Consent

24.1	Counsel's Consent to Use Opinion(1).

(1) Contained in Exhibit 5.0

Item 28.

UNDERTAKINGS

The registrant undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on August 25 2004.

SMARTMETRIC, INC.
By: /s/ Colin Hendrick Colin Hendrick

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Dated: August 25, 2004	/s/ Colin Hendrick Colin Hendrick, President, Chief Executive Officer, Director

Dated: August 18, 2004	/s/ Peter J. Sleep Peter J. Sleep, Vice President, Director

Dated: August 25, 2004	/s/ Joseph Katzman Joseph Katzman, Director